Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185881 & No. 333-230148 on Forms S-8 and No. 333-171840 & No. 333-249755 on Forms S-3 of ACNB Corporation of our report dated March 3, 2023 relating to the consolidated statement of condition of ACNB Corporation as of December 31, 2022 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended and the December 31, 2022 effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

    /s/Crowe LLP

Washington, D.C.
March 3, 2023